                                UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

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                                              COMMISSION ONLY (AS PERMITTED BY
                                              RULE 14A-6(E)(2))

[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                             BANK ONE CORPORATION
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               (Name of Registrant as Specified In Its Charter)


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Notes:

                             BANK ONE CORPORATION
                           One First National Plaza
                            Chicago, Illinois 60670

[BANK ONE LOGO]

                                                             March 30, 1999

To Our Stockholders:

  We are pleased to invite you to attend the Annual Meeting of Stockholders of BANK ONE CORPORATION, which will be held at 9:30 a.m., Chicago time, Tuesday, May 18, 1999, at the First Chicago Center located in the Plaza area adjacent to The First National Bank of Chicago. Please use the Dearborn Street entrance to the Bank Building.

  The election of twenty-one directors is scheduled for consideration at this Meeting. The Meeting will also provide an opportunity to review with you the business and affairs of the Corporation and its subsidiaries during 1998 and give you a chance to meet your directors.

  Whether you plan to attend or not, please date, sign and return the proxy card in the accompanying envelope. In the alternative, you may vote your shares by telephone or via the Internet. Instructions are included with the proxy card. Your vote is important no matter how many shares you own. If you do attend the Meeting and desire to vote in person, you may do so even though you have previously submitted your proxy.

  We look forward to seeing you at the Meeting.

Sincerely,


Verne G. Istock                             John B. McCoy
Chairman of the Board                       President and Chief Executive
                                            Officer

                                [BANK ONE LOGO]

                           NOTICE OF ANNUAL MEETING
                                OF STOCKHOLDERS
                                 MAY 18, 1999
To Our Stockholders:

  The Annual Meeting of Stockholders of BANK ONE CORPORATION will be held on Tuesday, May 18, 1999, at 9:30 a.m., Chicago time, at the First Chicago Center, One First National Plaza, Chicago, Illinois, for the purpose of considering and voting upon:

  1. The election of twenty-one directors for a term of one year; and

  2. Such other business as may properly come before the Meeting or any adjournments thereof.

The record date for determining stockholders entitled to notice of, and to vote at, the Meeting is the close of business March 22, 1999.

                                           By order of the Board of Directors,


                                           Sherman I. Goldberg
                                           Secretary

          PLEASE COMPLETE, SIGN AND RETURN THE ENCLOSED FORM
          OF PROXY IN THE ENVELOPE PROVIDED FOR THAT PURPOSE.

                             BANK ONE CORPORATION
                           One First National Plaza
                            Chicago, Illinois 60670

                                PROXY STATEMENT
                                      FOR
                    ANNUAL MEETING TO BE HELD MAY 18, 1999

  This proxy statement is furnished in connection with the solicitation on behalf of the Board of Directors of BANK ONE CORPORATION (the "Corporation") of proxies for use at the Annual Meeting of Stockholders (the "Annual Meeting") of the Corporation to be held at 9:30 a.m., Chicago time, on Tuesday, May 18, 1999, and at any adjournments thereof.

  The Board of Directors has fixed the close of business on March 22, 1999, as the record date for determining stockholders entitled to notice of, and to vote at, the Annual Meeting. On the record date, the Corporation had outstanding and entitled to vote 1,180,143,858 shares of Common Stock. Each share of Common Stock entitles the holder to one vote. The presence, in person or by proxy, of the holders of a majority of the shares of Common Stock entitled to vote at the Annual Meeting shall constitute a quorum.

  Directors will be elected by a plurality of the votes cast at the Annual Meeting; therefore, the twenty-one nominees who receive the largest number of votes cast will be elected as directors. Shares represented by proxies marked to withhold authority to vote with respect to any nominee will be counted for purposes of establishing a quorum, but will have no effect on the election of that nominee.

  The proxy statement, form of proxy and the Corporation's 1998 Annual Report will be mailed to each stockholder commencing on or about April 6, 1999.

  The principal executive offices of the Corporation are located at One First National Plaza, Chicago, Illinois 60670.

  The Corporation was formed as the result of the merger (the "Merger") of First Chicago NBD Corporation ("First Chicago NBD"), a Delaware corporation, and BANC ONE CORPORATION ("BANC ONE"), an Ohio corporation, with and into the Corporation pursuant to an Agreement and Plan of Reorganization, dated as of April 10, 1998, by and among First Chicago NBD, BANC ONE, and the Corporation (the "Merger Agreement"), as amended. The Merger became effective October 2, 1998.

                             ELECTION OF DIRECTORS

  At the Annual Meeting, 21 directors are proposed to be elected to hold office until the next annual meeting of stockholders and until their successors are elected and have qualified. Mr. William G. Lowrie, a director of the Corporation, will not be standing for re-election. Management thanks Mr. Lowrie for his advice and counsel during his years of service as a director.

  It is intended that shares represented by proxies solicited on behalf of the Board of Directors will be voted for the nominees listed below. In the event that any nominee is unable or declines to serve, an event which is not anticipated, proxies may be voted at the Annual Meeting for another person in place of such nominee, or the number of directors constituting the entire Board may be reduced.

  The name, principal occupation, certain biographical information and Board committee memberships of each nominee are provided below. Each of the nominees is currently serving as a director of the Corporation and has served as a director since the effective date of the Merger, October 2, 1998, except for Messrs. McCoy and Lehmann, who have served as directors since the Corporation was incorporated on April 9, 1998. In the following biographies and the remainder of this proxy statement, "First Chicago" means the corporation which merged with and into NBD Bancorp, Inc. ("NBD") on December 1, 1995. NBD was renamed "First Chicago NBD" upon its merger with First Chicago. The year in which each director commenced his or her period of service with BANC ONE, First Chicago, NBD or First Chicago NBD is also given below.

              John H. Bryan


                Mr. Bryan, 62, is Chairman and Chief Executive Officer of Sara
              Lee Corporation, a global packaged food and consumer products
PHOTO company, and has held that position since 1976. In addition to Sara Lee Corporation, Mr. Bryan is a director of BP Amoco p.l.c. and General Motors Corporation. Mr. Bryan became a director of First Chicago in 1982. He is a member of the Risk Management Committee.


              Siegfried Buschmann


                Mr. Buschmann, 61, is Chairman and Chief Executive Officer of
              The Budd Company, a producer of automotive parts and assemblies and a subsidiary of Thyssen AG, and has held that position since
PHOTO 1989. He also serves as President of Thyssen Holding Corporation and as Chief Executive Officer of Thyssen Budd Automotive GmbH. He is a director of both The Budd Company and Thyssen Holding Corporation. Mr. Buschmann became a director of NBD in 1991. He is a member of the Audit Committee.


              James S. Crown


                Mr. Crown, 45, is a General Partner of Henry Crown and Company
              (Not Incorporated), a diversified investment company, a position he has held since 1985. In addition, Mr. Crown is a director of
PHOTO General Dynamics Corporation and Sara Lee Corporation. Mr. Crown became a director of First Chicago in 1991. He is a member of the Employee and Public Responsibility Committee and the Organization, Compensation and Nominating Committee.


              Bennett Dorrance


                Mr. Dorrance, 53, is a private investor and Chairman and
              Managing Director of DMB Associates, Inc., a real estate investment and development company. Mr. Dorrance is a director
PHOTO of Campbell Soup Company, Inc. and UDC Homes, Inc. He became a director of BANC ONE in 1996. He is a member of the Employee and Public Responsibility Committee and the Organization, Compensation and Nominating Committee.

             Dr. Maureen A. Fay, O.P.



               Dr. Fay, 64, is President of the University of Detroit Mercy.
             She has held that position since 1990, and was President of its predecessor, Mercy College of Detroit, from 1983 through 1990.
PHOTO She is a director of Kelly Services, Inc. Dr. Fay became a director of NBD in 1985. She serves on the Employee and Public Responsibility Committee, of which she is Chair, the Organization, Compensation and Nominating Committee and the Executive Committee.

             John R. Hall


               Mr. Hall, 66, is the retired Chairman and Chief Executive
             Officer of Ashland, Inc., an oil refiner, manufacturer and distributor of chemicals. Mr. Hall served as Chairman of Ashland, Inc. from 1981 to 1997 and as Chief Executive Officer from 1981
PHOTO to 1996. Mr. Hall serves as a director of Arch Coal, Inc., CSX Corporation, Humana, Inc., Reynolds Metals Company, UCAR International, Inc. and United States Enrichment Corporation. He became a director of BANC ONE in 1987. Mr. Hall is a member of the Executive Committee and is Chair of the Organization, Compensation and Nominating Committee.


             Verne G. Istock


               Mr. Istock, 58, has been Chairman of the Board of the
             Corporation since the Merger. Mr. Istock was Chairman of First Chicago NBD from 1996 to 1998 and served as President and Chief Executive Officer of First Chicago NBD from 1995 to 1998. Mr. Istock, who joined NBD Bank (Michigan) in 1963, served as Vice
PHOTO Chairman of NBD Bancorp, Inc. and NBD Bank (Michigan) from 1985 to 1994, and served as Chairman and Chief Executive Officer of NBD Bancorp, Inc. from 1994 until December 1995. Mr. Istock also is a director of Kelly Services, Inc., and Masco Corporation. He became a director of NBD in 1985 and is Chair of the Executive Committee.


             Laban P. Jackson, Jr.


               Mr. Jackson, 56, has been Chairman and Chief Executive Officer of Clear Creek Properties, Inc., a real estate development
PHOTO company, since 1989. Prior to that time, he served as Chairman and Chief Executive Officer of International Spike, Inc. He became a director of BANC ONE in 1993. He is a member of the Audit Committee.


             John W. Kessler


               Mr. Kessler, 63, has been Chairman of The New Albany Company, a real estate development firm, since 1988. He also serves as Chairman of the real estate development firms Marsh and McLennan
PHOTO        Real Estate Advisors, Inc. and John W. Kessler Company. Mr.
             Kessler is a director of Abercrombie & Fitch Co. Mr. Kessler served as a director of BANC ONE from 1986 to 1992 and from 1995 until the Merger. He is a member of the Organization, Compensation and Nominating Committee.

              Richard J. Lehmann



                Mr. Lehmann, 54, has been Vice Chairman of the Board of the
              Corporation since the Merger. He served as President of BANC ONE from 1995 until the Merger, and Chief Operating Officer of BANC ONE from 1996 to 1998. Mr. Lehmann was Chairman and Chief
PHOTO Executive Officer of Banc One Arizona Corporation (formerly, Valley National Corporation) and of Bank One, Arizona, N.A. (formerly Valley National Bank) from 1991 to 1995. Mr. Lehmann serves as a director of Moore Corporation Limited. He became a director of BANC ONE in 1995. He is an ex officio member of the Executive Committee.

              Richard A. Manoogian


                Mr. Manoogian, 62, is Chairman and Chief Executive Officer of
              Masco Corporation, a diversified manufacturer, a position he has held since 1985. Prior to that time, he held a number of other
PHOTO         executive positions within the company. In addition, Mr.
              Manoogian serves as the Chairman and a director of MascoTech, Inc. He became a director of NBD in 1978. He is a member of the Organization, Compensation and Nominating Committee.


              William T. McCormick, Jr.


                Mr. McCormick, 54, is Chairman and Chief Executive Officer of
              CMS Energy Corporation, a diversified energy company, a position he has held since 1988. He is also Chairman of its principal subsidiary, Consumers Energy. In addition to CMS Energy
PHOTO Corporation and Consumers Energy, Mr. McCormick is a director of Rockwell International Corporation and Schlumberger Limited. He became a director of NBD in 1985. He is a member of the Risk Management Committee.


              John B. McCoy


                Mr. McCoy, 55, has been President and Chief Executive Officer of the Corporation since the Merger. He served as Chairman of BANC ONE from 1987 until the Merger, and as President of BANC
PHOTO ONE from 1983 to 1987. Mr. McCoy serves as a director of Ameritech Corporation, Cardinal Health, Inc., Federal Home Loan Mortgage Corporation and Paymentech, Inc. He became a director of BANC ONE in 1983. He is a member of the Executive Committee.


              Thomas E. Reilly, Jr.


                Mr. Reilly, 59, is Chairman and Chief Executive Officer of
              Reilly Industries, Inc., a diversified chemical manufacturing company. He has held that position since 1990, and prior to that time held other executive positions within the company. In
PHOTO addition to Reilly Industries, Inc., Mr. Reilly is a director of Herff Jones, Inc. and Lilly Industries, Inc. He became a director of First Chicago NBD in 1995. He serves on the Employee and Public Responsibility Committee, the Executive Committee and the Audit Committee, of which he is Chair.

              John W. Rogers, Jr.



                Mr. Rogers, 40, is President and founder of Ariel Capital
              Management, Inc., an institutional money management firm. He has held that position since 1983. Mr. Rogers is a director of Aon
PHOTO Corporation, Burrell Communications Group, Inc. and GATX Corporation. He became a director of First Chicago NBD in 1998. He is a member of the Employee and Public Responsibility Committee and the Risk Management Committee.


              Thekla R. Shackelford



                Ms. Shackelford, 64, is an educational consultant. Ms.
              Shackelford founded School Selection Consulting, an admissions service for independent secondary schools and colleges, in 1978.
PHOTO Ms. Shackelford serves as a director of Fiserv Inc. and Wendy's International, Inc. She became a director of BANC ONE in 1993. She serves on the Employee and Public Responsibility Committee and the Risk Management Committee.


              Alex Shumate



                Mr. Shumate, 48, has been the Office Managing Partner of
              Squire, Sanders & Dempsey LLP, a law firm, since 1991. Mr. Shumate, who joined Squire, Sanders & Dempsey in 1988, served as
PHOTO Chief Counsel and Deputy Chief of Staff to the Governor of Ohio from 1985 to 1988. Mr. Shumate serves as a director of Intimate Brands, Inc. and Wm. Wrigley Jr. Company. He became a director of BANC ONE in 1993. He serves on the Audit Committee and the Employee and Public Responsibility Committee.


              Frederick P. Stratton, Jr.



                Mr. Stratton, 60, has been Chairman and Chief Executive
              Officer of Briggs & Stratton Corporation, a manufacturer of air cooled gasoline engines for outdoor power equipment, since 1986. Mr. Stratton also serves as a director of Briggs & Stratton
PHOTO Corporation, Midwest Express Holdings, Inc., Weyco Group, Inc., Wisconsin Electric Power Company and Wisconsin Energy Corporation. He became a director of BANC ONE in 1988. He is a member of the Audit Committee and the Employee and Public Responsibility Committee.


              John C. Tolleson



                Mr. Tolleson, 50, is Chief Executive Officer of The Tolleson
              Group, a private investment firm, and a General Partner in Arena Capital Partners, LLC, a private equity fund. Mr. Tolleson served as Chairman and Chief Executive Officer of First USA,
PHOTO Inc. from 1985 to June 1997. Mr. Tolleson serves as a director of Capstead Mortgage Corporation, Haggar Corp., Paymentech, Inc. and Viad Corporation. He became a director of BANC ONE in 1997. He is a member of the Risk Management Committee.

             David J. Vitale


               Mr. Vitale, 52, has been Vice Chairman of the Board of the
             Corporation since the Merger. Mr. Vitale, who served as Vice Chairman of the Board of First Chicago NBD from 1995 to 1998, joined The First National Bank of Chicago in 1968, was named
PHOTO Executive Vice President of First Chicago in 1986, became Vice Chairman of the Board of First Chicago in 1993, and served as President of The First National Bank of Chicago from 1995 to 1998. Mr. Vitale became a director of First Chicago in 1992. He is an ex officio member of the Executive Committee.


             Robert D. Walter



               Mr. Walter, 53, has been Chairman and Chief Executive Officer of Cardinal Health, Inc., a pharmaceutical service provider, since 1971. Mr. Walter is a director of CBS Corporation, Infinity
PHOTO Broadcasting Corporation and Karrington Health, Inc. He became a director of BANC ONE in 1987. He is a member of the Executive Committee and serves as Chair of the Risk Management Committee.

                      COMMITTEES OF THE BOARD OF DIRECTORS

  It is the primary responsibility of the Board of Directors of the Corporation to oversee the management of the business of the Corporation and its subsidiaries. To assist in carrying out its responsibilities, the Board of Directors has established five standing committees which are described below.

Audit Committee

  The members of the Audit Committee of the Corporation are Siegfried Buschmann, William G. Lowrie, Laban P. Jackson, Jr., Alex Shumate, Frederick P. Stratton, Jr., and Thomas E. Reilly, Jr., who serves as Chair. The Audit Committee, which met twice in 1998 after the Merger, is the successor to BANC ONE's and First Chicago NBD's Audit Committees, each of which met four times in 1998 before the Merger.

  Included among the functions performed by the Audit Committee are (i) appointment of the Corporation's independent public accountants; (ii) review of the plan and results of the independent public accountants' auditing engagement; (iii) approval of the professional services provided by the independent public accountants and related fees and consideration of the possible effect the performance and fees would have on the independence of the accountants; (iv) review of the plan and findings with respect to the internal audit, credit review and market risk oversight functions; (v) review of the representations of management and the findings of the independent public accountants as to the adequacy of the Corporation's systems of internal controls in order to obtain reasonable assurance that the Corporation's annual and quarterly financial reports are prepared in accordance with generally accepted accounting principles and are free from material fraud or error; (vi) review of the assessment of management regarding compliance by subsidiary banks with laws and regulations designated by bank regulatory agencies as essential for safety and soundness; (vii) review of the expenses of the inside directors;
(viii) approval of the selection and discharge of the Corporation's General Auditor; and (ix) review of reports of examinations by regulatory agencies relating to the Corporation and its subsidiaries.

Employee and Public Responsibility Committee

  The members of the Employee and Public Responsibility Committee of the Corporation are James S. Crown, Bennett Dorrance, Thomas E. Reilly, Jr., John
W. Rogers, Jr., Thekla R. Shackelford, Alex Shumate, Frederick P. Stratton, Jr. and Maureen A. Fay, who serves as Chair. The Employee and Public Responsibility Committee, which did not meet in 1998 after the Merger, is the successor to First Chicago NBD's Employee and Public Responsibility Committee, which met twice in 1998 before the Merger. The Employee and Public Responsibility

Committee has responsibility and authority for matters relating to the Corporation's and its subsidiaries' charitable contributions; diversity, affirmative action, leadership development and equal employment opportunity policies and procedures; practices in handling customer inquiries and complaints; compliance with the Community Reinvestment Act, fair lending laws and applicable consumer-related laws; neighborhood and social initiatives; and current and emerging public policy issues.

Executive Committee

  The members of the Executive Committee of the Corporation are Maureen A. Fay, John R. Hall, John B. McCoy, Thomas E. Reilly, Jr., Robert D. Walter, and Verne G. Istock, who serves as Chair. Richard J. Lehmann and David J. Vitale serve as ex officio members. The Executive Committee, which did not meet in 1998 after the Merger, is the successor to BANC ONE's Executive Committee, which met once in 1998 before the Merger, and First Chicago NBD's Executive Committee, which did not meet in 1998 before the Merger. The Executive Committee exercises all the powers of the Board of Directors in the management of the business and affairs of the Corporation while the Board of Directors is not in session.

Risk Management Committee

  The members of the Risk Management Committee of the Corporation are John H. Bryan, William T. McCormick, Jr., John W. Rogers, Jr., Thekla R. Shackelford, John C. Tolleson and Robert D. Walter, who serves as Chair. The Risk Management Committee, which met twice in 1998 after the Merger, is the successor to First Chicago NBD's Risk Management Committee, which met three times in 1998 before the Merger. The Risk Management Committee has responsibility and authority for reviewing, advising on, approving where appropriate and providing guidance with respect to risk management, financial securities transactions and capital actions, and financial planning and performance.

Organization, Compensation and Nominating Committee

 Committee Interlocks and Insider Participation

  The Organization, Compensation and Nominating Committee, which met twice in 1998 after the Merger, is the successor to BANC ONE's Personnel and Compensation Committee, which met three times in 1998 before the Merger, and First Chicago NBD's Organization, Compensation and Nominating Committee, which met four times in 1998 before the Merger. The members of the Organization, Compensation and Nominating Committee of the Corporation are James S. Crown, Bennett Dorrance, Maureen A. Fay, John W. Kessler, Richard A. Manoogian and John R. Hall, who serves as Chair.

  All of the members of the Organization, Compensation and Nominating Committee, or their associates, were customers of, or had transactions with, the Corporation or the Corporation's banking or other subsidiaries in the ordinary course of business during 1998. Additional transactions may be expected to take place in the future. All outstanding loans to the directors and their associates, commitments and sales, purchases and placements of investment securities and other financial instruments included in such transactions were made in the ordinary course of business, on substantially the same terms, including interest rates and collateral, where applicable, as those prevailing at the time for comparable transactions with other persons, and, except for the loan described below, did not involve more than normal risk of collectibility or present other unfavorable features.

  In October 1998, Intelledge Corporation ("Intelledge"), a company engaged in the development of retail automation solutions, filed for bankruptcy. At that time, American National Bank and Trust Company of Chicago ("ANB"), a subsidiary of the Corporation, had a $200,000 loan ("Loan") outstanding to Intelledge. Henry Crown and Company (Not Incorporated), an Illinois limited partnership ("Partnership"), is an owner of Intelledge preferred stock. James
S. Crown, a director of the Corporation, is a general partner of the Partnership. Prior to notification of the Loan by ANB in January, 1999, neither James S. Crown, nor any other partner of the Partnership knew that a loan had been made to Intelledge by ANB. In addition, neither James S. Crown, nor any other partner of the Partnership, has ever participated in the management of Intelledge. The Loan, originally made in August 1997, bears interest at the ANB base rate plus .50%, which was 8.25% in November 1998, was secured by a certificate of deposit in the amount of $50,000 and was due on August 31, 1999. In November 1998, the certificate of deposit was applied against the loan. The Loan was made by ANB in the ordinary course of business and on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable loans to other persons. The largest principal amount outstanding during 1998 was $200,000, and the principal amount outstanding on March 1, 1999, was $149,358.

 Committee Responsibilities and Authorities

  Included among the functions related to human resources management and compensation performed by the Organization, Compensation and Nominating Committee are (i) ensuring the effectiveness of senior management and appropriate management continuity; (ii) ensuring the reasonableness and appropriateness of senior management compensation arrangements and levels;
(iii) overseeing senior management officer titling; (iv) reviewing the succession plan for the Office of the Chief Executive; (v) reviewing plans to be followed should the Chairman or the Chief Executive Officer be absent or disabled; (vi) monitoring the overall soundness and effectiveness of the Corporation's compensation and benefit programs; and (vii) providing advice and counsel regarding the Corporation's human resources strategy and key human resources practices and issues.

  Regarding formal authorities for compensation matters, the Corporation's Board of Directors approves, upon recommendation of the Committee, (i) the adoption and amendment of stock-based plans (subject to stockholder approval where required); (ii) the adoption and amendment of all compensation plans that cover executive management (subject to stockholder approval where required); and (iii) all compensation actions, including employment and separation arrangements, for officers at or above the level of vice chairman.

  The Board of Directors has delegated authority to the Committee to approve
(i) the terms and conditions of stock-based grants for executive management;
(ii) the total number of available shares to be used each year in stock-based plans; and (iii) funding for senior management annual incentive awards.

  Additionally, the Committee is responsible for (i) proposing new directors and reviewing the performance of the Board of Directors; (ii) providing counsel regarding the organization of the Board of Directors and its committee structure, committee charters, and membership; and (iii) overseeing director compensation arrangements.

  The Organization, Compensation and Nominating Committee will consider candidates for nominees for election as directors of the Corporation submitted by stockholders. Any stockholder who wishes to have the Committee consider a candidate should submit the name of the candidate, along with any biographical or other relevant information the stockholder wishes the Committee to consider, to the Secretary of the Corporation at the address appearing on the first page of this proxy statement.

               DIRECTOR MEETING ATTENDANCE AND FEE ARRANGEMENTS

  The Board of Directors of the Corporation met twice in 1998 after the Merger. BANC ONE's Board of Directors met four times and First Chicago NBD's Board of Directors met six times in 1998 before the Merger. Each incumbent director attended 75% or more of the total number of meetings held during 1998 by the Board of Directors of the Corporation or the respective predecessor corporation or Committees thereof on which the director served.

  The Corporation: Each non-officer director of the Corporation receives an annual cash retainer of $60,000 and an annual grant of shares of the Corporation's Common Stock equal in value to one-half of the annual cash retainer. The non-officer Chair of each Committee receives a chairperson retainer of $6,000. Maureen A. Fay, John R. Hall, Thomas E. Reilly, Jr., and Robert D. Walter are the current Committee Chairs receiving the chairperson retainer. In addition, each non-officer director who is a member of the Executive Committee receives a fee of $1,000 for each meeting of the Executive Committee which he or she attends.

  A director's prior election with respect to deferral of directors' fees under the terms of a plan or program maintained by BANC ONE or First Chicago NBD prior to the Merger, which are described below, remains in effect for fees payable prior to April 1, 1999. The Board of Directors will establish a new deferral plan for directors' cash retainer fees paid on and after April 1, 1999, but the terms of the deferral plan have not yet been established. The First Chicago NBD Director Stock Plan, which is described below, has been amended and restated as the Corporation's Director Stock Plan and permits non-officer directors to have their annual retainers paid in the form of various stock and stock-related awards with respect to fees payable on and after April 1, 1999.

  Banc One: During 1998, directors who were not officers of BANC ONE or one of its affiliates received $3,000 as a monthly retainer, $2,500 for each Board meeting attended and $1,600 for each Board committee meeting attended. Committee chairpersons received $2,000 for each committee meeting chaired.

  BANC ONE had established a voluntary deferred compensation plan for non-officer directors. Under that plan, a non-officer director could elect, on or before December 31 of any year (or, in the case of a new director, before such director's term began), to defer payment of all retainer, meeting and committee fees earned during the calendar year following such election and, unless such election has been subsequently terminated, all succeeding calendar years. Fees deferred at the election of a director were credited to an account established by BANC ONE in the director's name and invested, at the director's election, in The One Group(R) Prime Money Market Fund and/or the BANC ONE stock program. Amounts invested in the BANC ONE stock program were invested in stock units, and cash dividends were reinvested in additional stock units. With certain limited exceptions, deferred amounts are paid in cash in a lump sum payment or in approximately equal annual installments over a five- or ten-year period at the election of the director, commencing as soon as administratively feasible after the first business day of the calendar year following the date the plan administrator is notified that the director has ceased to be a director. Currently, eight non-officer directors participate in the deferred compensation plan.

  The 1995 Stock Incentive Plan (the "1995 Plan") provided for the automatic grant of nonqualified stock options ("Director Stock Options") to each director who was not an employee of BANC ONE or one of its affiliates (an "Eligible Director") upon the terms and conditions set forth in the 1995 Plan (including the condition that each Director Stock Option have an option price equal to the fair market value of Common Stock on the date of grant). Commencing immediately after the adjournment of the BANC ONE annual meeting each year, each Eligible Director who was an Eligible Director immediately preceding such BANC ONE annual meeting and who was re-elected as a director at such annual meeting was automatically granted Director Stock Options for that number of shares of Common Stock having a fair market value of $60,000 on the date of grant if, but only if, the return on common equity of BANC ONE as set forth in BANC ONE's annual report to shareholders for the immediately preceding fiscal year was equal to or greater than 10%. In 1998, each Eligible Director received an option on 1,020 shares of Common Stock at an exercise price of $58.8125 per share. The 1995 Plan further provided that each person who was first elected or appointed to serve as a Director and who was an Eligible Director is, upon such person's initial appointment or election as an Eligible Director, automatically granted Director Stock Options for that number of shares of Common Stock having a fair market value of $100,000 on the date of grant.

  First Chicago NBD: Each non-officer director of First Chicago NBD received an annual cash retainer of $50,000 and an annual grant of shares of common stock equal in value to one-half of the director's annual cash retainer. The Chairperson of each Committee received a chairperson retainer of $5,000. No additional fees were paid to directors for attending Board or Committee meetings. Non-officer directors could elect each year to have their annual cash retainer paid in any combination of the following: (i) cash paid on a quarterly basis; (ii) deferral of payment pursuant to First Chicago NBD's Plan for Deferring the Payment of Directors' Fees (the "Director Deferral Plan"); or (iii) pursuant to the First Chicago NBD Director Stock Plan: (a) an outright grant of shares of First Chicago NBD's common stock; (b) stock options, with three options issued for every share of common stock that could be granted; and (c) stock units. Amounts deferred into the Director Deferral Plan earned a return equivalent to the rate of return on one or more of the investment funds in First Chicago NBD's Savings and Investment Plan. Officers of First Chicago NBD and its subsidiaries did not receive an annual retainer, meeting fees, shares of common stock, or other compensation for service as directors of First Chicago NBD or on Committees of the Board.

                        CONVERSION OF FIRST CHICAGO NBD
                        COMMON STOCK SHARE EQUIVALENTS

  Pursuant to the Merger Agreement, each outstanding share of First Chicago NBD common stock was converted into the right to receive 1.62 shares of the Corporation's Common Stock (the "Exchange Rate") at the time of the Merger. For consistency of presentation, all references in this Proxy Statement to shares of First Chicago NBD common stock prior to the Merger reflect the 1.62 Exchange Rate, unless otherwise noted. Since each share of BANC ONE common stock outstanding prior to the Merger equals one share of the Corporation's Common Stock, all references to shares of BANC ONE common stock prior to the Merger reflect the original number of shares.

            BENEFICIAL OWNERSHIP OF THE CORPORATION'S COMMON STOCK

  Generally, under the rules of the Securities and Exchange Commission (the "Commission"), a person is deemed to be the beneficial owner of a security with respect to which such person, through any contract, arrangement, understanding, relationship or otherwise, has or shares voting power (which includes power to vote, or direct the voting of, such security) or investment power (which includes power to dispose of, or direct the disposition of, such security). In addition, a person is deemed to be the beneficial owner of a security if he or she has the right to acquire such voting power or investment power over the security within sixty days, such as through the exercise of a stock option.

  The following table shows the beneficial ownership of the Corporation's Common Stock as of December 31, 1998 by (i) each director, (ii) each executive officer named in the Summary Compensation Table on page 18, and (iii) all directors and executive officers as a group.

                      Amount and
                      Nature of
                      Beneficial       Percent
                      Ownership        of Class
                        as of           (if 1%
                     December 31,         or
Name                     1998          greater)
----                 ------------      --------
John H. Bryan.......     13,042          -- %
Siegfried Busch-
 mann...............      4,197          --
James S. Crown......  9,028,748(a)       --
Bennett Dorrance....     12,718          --
Maureen A. Fay......      4,738          --
John R. Hall........     46,743          --
Verne G. Istock.....  1,014,943(b)(c)    --
Laban P. Jackson,
 Jr.................     22,460          --
John W. Kessler.....     25,411          --
Richard J. Lehmann..    181,959(b)       --
William G. Lowrie...      3,659          --
Richard A.
 Manoogian..........     15,127          --

                        Amount and
                        Nature of
                        Beneficial    Percent
                        Ownership     of Class
                          as of        (if 1%
                       December 31,      or
Name                       1998       greater)
----                   ------------   --------
William T. McCormick,
 Jr..................       20,392      -- %
John B. McCoy........      836,843(b)   --
Thomas E. Reilly,
 Jr..................      219,168(d)   --
John W. Rogers, Jr...        2,088      --
Thekla R. Shackel-
 ford................      198,780      --
Alex Shumate.........        8,014      --
Frederick P.
 Stratton, Jr........       39,797      --
John C. Tolleson.....    1,103,546      --
Richard W. Vague.....      994,228(b)   --
David J. Vitale......    1,007,162(b)   --
Robert D. Walter.....      104,538      --
All Directors and Ex-
 ecutive Officers as
 a Group(e)..........   17,259,670(b)   1.5

-------
(a) The number of shares of Common Stock shown as beneficially owned by James
    S. Crown comprises 61,555 shares Mr. Crown owns individually; 13,151 shares subject to options which Mr. Crown could exercise within sixty days; 5,227,611 shares owned by partnerships of which Mr. Crown is a partner; 1,172,063 shares owned by a partnership, of which a corporation, of which Mr. Crown is a director, officer and shareholder, and a trust, of which Mr. Crown is a beneficiary, are partners; 781,404 shares owned by a not-for-profit corporation of which Mr. Crown is a director; and 1,517,820 shares owned by a partnership, of which a corporation, of which Mr. Crown is a shareholder, and a partnership, of which Mr. Crown is a partner, are partners. Also included are 5,998 shares owned by a trust of which Mr. Crown is a beneficiary, which Mr. Crown had the right to own individually within sixty days; 244,761 shares owned by trusts of which Mr. Crown is a co-trustee, and 4,385 shares owned by Mr. Crown's spouse. Mr. Crown disclaims beneficial ownership of the shares held by the various persons and entities described above except for the shares he owns or has a right to own individually and, with respect to shares owned by entities, except to the extent of his interest in such entities.
(b) As set forth in the following table, for Messrs. McCoy, Istock, Lehmann, Vitale and Vague and all directors and executive officers as a group, the share amounts include any shares subject to options held by such persons as of December 31, 1998, that were exercisable within sixty days, and also include any shares held pursuant to BANC ONE's or First Chicago NBD's 401(k) plans as of December 31, 1998. Shares held pursuant to the 401(k) plans as of February 28, 1999, will be subject to the voting direction of such persons at the Annual Meeting.

                                                                         All Directors
                                                                         and Executive
                         John B. Verne G. Richard J. David J. Richard W.  Officers as
                          McCoy   Istock   Lehmann    Vitale    Vague       a Group
                         ------- -------- ---------- -------- ---------- -------------
  Shares subject to op-
   tions exercisable
   within sixty days.... 270,487 447,213        0    521,114   426,395     2,738,024
  Shares held pursuant
   to 401(k) plans......   8,406       0    2,215     17,442         0        82,870

(c) This figure includes 7,954 shares, of which Mr. Istock disclaims beneficial ownership, held by Mr. Istock's spouse.
(d) This figure includes 7,237 shares subject to options which Mr. Reilly could exercise within sixty days; 193,440 shares held in trusts of which Mr. Reilly is co-trustee; 965 shares held by Mr. Reilly's spouse; and 2,096 shares, of which Mr. Reilly disclaims beneficial ownership, held by Mr. Reilly's spouse as custodian for an adult child.
(e) For purposes of this table, the term "executive officers" includes all persons who were executive officers of the Corporation on December 31, 1998.

            SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

  Section 16(a) of the Securities Exchange Act of 1934 requires each of the Corporation's directors and officers, and each beneficial owner of more than ten percent of a registered class of the Corporation's equity securities, to file with the Commission an initial report of the person's beneficial ownership of the Corporation's equity securities and subsequent reports regarding changes in such ownership. To the best of the Corporation's knowledge, except as described below, each person who was so subject to
Section 16(a) with respect to the Corporation at any time during 1998, filed, on a timely basis, all reports required for the year pursuant to Section 16(a). As a result of their routine deferral of director's fees in connection with their participation in BANC ONE's deferred compensation plan for directors, eight of the Corporation's directors acquired stock units, each in a single transaction, in late 1998. Due to an administrative delay in transmitting information about these transactions, the respective Forms 5 filed for 1998 by Messrs. Dorrance, Hall, Jackson, Kessler, Stratton, Tolleson and Walter and Ms. Shackelford inadvertently omitted these transactions. These directors have amended their respective Forms 5, and, to the best of the Corporation's knowledge, these transactions were the only transactions not reported by these persons on a timely basis for 1998. In addition, the Corporation recently has learned of two transactions that occurred in 1996 that were not timely reported pursuant to Section 16(a). In June 1996, Mr. Donald A. Winkler, an executive officer of the Corporation, acquired a total of 16 shares of Common Stock in two transactions, as a result of his participation in a BANC ONE employee stock purchase plan. Due to a miscommunication between BANC ONE and Mr. Winkler, the requisite report was not timely filed. Mr. Winkler amended his Form 5 for 1996 to report these transactions, and, to the best of the Corporation's knowledge, these transactions were Mr. Winkler's only transactions not reported on a timely basis for 1996.

                   ORGANIZATION, COMPENSATION AND NOMINATING
                  COMMITTEE REPORT ON EXECUTIVE COMPENSATION

  The Organization, Compensation and Nominating Committee (the "Committee") was created as a committee of the Corporation's Board of Directors on October 20, 1998, shortly after the Merger of BANC ONE and First Chicago NBD. Prior to the Committee's creation, the Boards of Directors of each predecessor corporation had a similar committee which addressed compensation issues. Since the Merger occurred during the fourth quarter, the Committee had limited opportunity to implement a consolidated executive compensation program during 1998. Implementation of consolidated compensation and benefits programs for all employees of the Corporation is expected to be completed by January 1, 2000.

Objective and Policies

  The Committee established its guiding principles for the Corporation in December 1998. The Committee's primary objectives with regard to compensation are to attract, motivate and retain executives with the experience and capabilities needed to maximize shareholder value, provide outstanding leadership to employees, and deliver superior products and services to customers.

Performance Criteria and Competitive Posture

  For 1999, the Committee defined the "Peer Group" to consist of the 13 largest bank holding companies and two diversified financial institutions. In February 1999, the Committee reviewed and analyzed the existing executive compensation programs with respect to each major component of compensation and aggregate total compensation to ensure competitiveness against the Peer Group. Prior to the Merger each of the predecessor committees conducted similar executive compensation reviews relative to the peer groups of each respective company. The peer group for First Chicago NBD during 1998 was defined as the top twenty-five banking organizations, ranked by assets at December 31, 1998. The peer group for BANC ONE during 1998 consisted of major U.S. bank holding companies and selected diversified financial services businesses.

  Each year the Committee will establish the Corporation's executive compensation programs based on trends and practices within the Peer Group as well as on information provided by third-party consultants and special compensation surveys. The Committee will annually review the Peer Group the Corporation uses for compensation comparison purposes. Appropriate peer groups will be developed for each of the Corporation's lines of business to ensure a competitive total compensation program. The Committee believes that the Corporation's most direct competitors for executive talent are not necessarily the same companies that would be included in a peer group established to compare shareholder returns. Thus, the Peer Group used for compensation purposes differs from the bank holding companies included in the S&P Bank Composite Index used in the Performance Graph on page 17.

Deductibility

  The Internal Revenue Code of 1986, as amended (the "Internal Revenue Code" or "Code") limits allowable Federal income tax deductions for compensation paid by a publicly held corporation. Specifically, section 162(m) of the Code limits deductible compensation to $1 million for the Corporation's chief executive officer and for each of the four other most highly compensated executive officers employed at year end. However, performance-based compensation may be excluded from this limit provided, among other things, that payment is made pursuant to a plan approved by stockholders; that it is payable upon attainment of pre-determined, objective goals; and that the board committee approving such payments is made up of "outside" directors as defined in section 162(m). The Corporation currently believes that all performance-based compensation paid for 1998 qualifies for maximum deductibility under section 162(m), except for a portion of the performance share awards paid to Messrs. Istock and Vitale that were accelerated as a result of the Merger, all of the 1996 performance share awards paid to Messrs. McCoy and Lehmann, and a portion of the bonus paid to Mr. Vague under the BANC ONE Performance Improvement Plan.

  The Committee believes that executive compensation should be reasonable and competitive and that a substantial portion of total compensation should be based upon the Corporation's performance. It has approved both annual cash and long-term incentive compensation programs and developed target award opportunities accordingly. It is the Committee's policy to optimize both the effectiveness and tax-efficiency of the Corporation's executive compensation plans by utilizing performance-based compensation that allows for maximum deductibility under section 162(m) of the Code. However, tax deductibility is only one of many factors that must be considered in any final decision regarding executive compensation. In order to serve best the Corporation and the interests of its stockholders, the Committee may determine that payment of non-deductible compensation is necessary to provide an appropriate award consistent with its overall philosophy and the intent of the performance-based programs.

Compensation Program

  The key components of the Corporation's executive compensation program are base salary, annual incentive compensation and long-term stock incentive compensation. The program is designed to provide competitive and performance-contingent current compensation, as well as opportunities to earn longer-term rewards commensurate with superior shareholder value creation. Each component of executive compensation is discussed below.

Base Salaries

  Base salaries for executive officers are reviewed annually and adjusted to reflect competitive practices within the Peer Group for positions with similar roles or responsibilities. Individual performance, time in position, prior experience and specific knowledge are also considered during the annual salary review process. Base salaries may be adjusted at other times of the year for changes in position, level of responsibility, special assignments or competitive situations.

  The overall rate of increase for base salaries of executive officers is intended to be consistent with competitive trends in the industry. Base salaries will reflect the median of the Peer Group. All base salary increases for executive officers in 1998 were reviewed and approved by the Committee or a predecessor committee.

  Effective in April, 1998, Mr. Istock's base salary was increased from $800,000 to $825,000 reflecting both his normal annual review and his competitive position relative to the First Chicago NBD peer group. The base salary earnings of $818,270 reported in the Summary Compensation Table differ only due to the timing of the increase during the year. In 1998, Mr. McCoy's base salary remained fixed at $995,000.

Annual Incentive Compensation

  In 1998, each of the Corporation's executive officers participated in an annual incentive plan appropriate to their predecessor employer. All executive officers of First Chicago NBD participated in the First Chicago NBD Senior Management Annual Incentive Plan ("AIP"). Messrs. McCoy and Lehmann participated in the BANC ONE Executive Management Incentive Compensation Plan ("EMIC"), while all other BANC ONE executive officers participated in the BANC ONE Performance Improvement Plan ("PIP").

  The AIP was approved by First Chicago NBD stockholders at their Annual Meeting in May 1996. The AIP established a bonus funding level ("bonus pool") based on the aggregate of target cash incentive awards for all participants. The target awards were based on competitive practices. The predecessor First Chicago NBD committee established performance goals and set minimum or threshold levels of performance each year. Actual or final pool funding was based on performance results measured against two standards: earnings per share ("EPS") compared to a pre-determined target; and return on equity ("ROE") compared to the median ROE of the peer group.

  For 1998, EPS and ROE results for First Chicago NBD were reviewed on a pro-forma basis due to the Merger. Annual bonuses were paid to executive officers of First Chicago NBD, including Mr. Istock and Mr. Vitale, based on a subjective assessment of the performance of First Chicago NBD, the Corporation and the executive relative to his or her specific financial, strategic and organizational objectives. As a result of this assessment Mr. Istock received a bonus of $1,750,000 for 1998.

  Both of the BANC ONE annual incentive award plans for executive officers, EMIC and PIP, established incentive award opportunities for each participant based on his or her level of responsibility. The predecessor BANC ONE committee established a goal of targeting annual incentive opportunities at or above the median of the BANC ONE peer group in conjunction with performance targets set at equivalently high or higher performance levels.

  Under the terms of the EMIC covering Messrs. McCoy and Lehmann, the predecessor BANC ONE committee established a matrix of specific EPS and return on assets ("ROA") performance levels as the determining mechanism for annual incentive awards. Award opportunities were provided based upon achievement of specific EPS and ROA performance levels as set forth in the matrix. Target award levels for each participant were fixed by the predecessor BANC ONE committee at the beginning of the performance period as a percentage of average base compensation.

  In 1998, BANC ONE exceeded its performance thresholds for the funding of EMIC, and, based upon a subjective assessment of the performance of BANC ONE, the Corporation and Mr. McCoy, the Committee awarded annual incentive compensation to Mr. McCoy of $2,200,000.

  PIP awards to all other executive officers were based upon pre-established earnings goals for BANC ONE and each line of business and a subjective evaluation of each participant's contribution. Minimum performance thresholds were established for earnings objectives at all levels of consolidation, including the holding company level.

Long Term Stock Incentive Compensation

  Stock incentive compensation provides a long-term link between the results achieved for shareholders and the rewards provided to executive officers and other selected managers. Both BANC ONE and First Chicago NBD included stock incentive awards, principally stock options, restricted stock and performance shares, as key elements in their total compensation package. In February 1999, the Corporation's Board of Directors amended and restated the First Chicago NBD Stock Performance Plan, which was adopted by First Chicago NBD stockholders in May 1996. The Committee will grant all 1999 stock incentive awards under the BANK ONE CORPORATION Stock Performance Plan ("Stock Plan").

  Each year, as part of its annual executive compensation review, the Committee will analyze competitive data based on the Peer Group to determine appropriate levels of stock incentive compensation for executive officers and other selected members of management. The Committee intends to provide stock incentive award opportunities that are at or above the Peer Group median when measured on a total economic value basis. In granting stock incentive awards, the Committee will also give consideration to the aggregate amount, type, mix and conditions associated with the Peer Group's use of stock incentive compensation. For 1999, the Committee has elected to use a combination of stock options and restricted stock as its normal grant vehicle but may use other types of stock incentives if the need arises. All stock options will be granted with an exercise price equal to the market price of a share of Common Stock on the date of grant.

  All stock incentive compensation granted to executive officers in 1998 was granted prior to the Merger and was, therefore, reviewed and approved by one of the predecessor committees.

  In 1998, the predecessor First Chicago NBD committee provided long-term incentive awards in the form of stock options, performance shares and restricted shares. Target long-term award levels were based on competitive practices within the peer group and the financial industry in general, with different award levels established for each level of management. Typically, higher level executives received performance shares and options; less senior managers and professionals received restricted shares and options. Restricted share awards generally vested after four years of continuous employment from the grant date. During the restricted period, recipients received dividends and had voting rights on the restricted shares.

  First Chicago NBD performance shares were shares of Common Stock granted contingent upon the achievement of certain financial goals. The performance shares awarded in 1998 provided for a four-year performance period commencing January 1, 1998. At the end of such period, between 0% and 150% of the original grant could be earned by recipients. The percentage earned was based on First Chicago NBD's relative performance on two measures: ROE and total shareholder return compared with that of the peer banking institutions for each year averaged for the four years in the performance period. During the performance period, recipients received dividends and could exercise voting rights on performance shares.

  First Chicago NBD stock option grants were made using non-qualified stock options with a ten-year term. The exercise price of the options was the fair market value of the Common Stock on the date of grant. Options vested in three equal installments at the end of the first, second and third years of the ten-year term. To encourage early exercise of options and thus increase stock ownership, the Committee approved a restorative option feature enabling option recipients, upon exercise of an option, to purchase shares by exchanging currently owned shares of Common Stock and to receive restorative options equal to the number of shares used for the option purchase. The exercise price for restorative options is the fair market value of the Common Stock on the date of the restorative grant. Restorative options may be exercised six months from the date of grant through the end of the original ten-year term. The opportunity to receive a restorative option is limited to one restorative grant per year attributable to any single, original stock option grant.

  Under the First Chicago NBD Stock Performance Plan, Mr. Istock received 35,640 performance shares and 106,920 stock options in February 1998. The number of shares granted reflected above-median award levels within the First Chicago NBD peer group as well as the predecessor committee's subjective assessment of Mr. Istock's past performance and expected future contribution to First Chicago NBD's success. As a result of the Merger and the applicable change in control provisions, vesting restrictions on all First Chicago NBD stock incentive awards expired, including all unvested stock incentives pertaining to Mr. Istock and all other executive officers. Specifically, all outstanding restricted stock awards vested, all outstanding performance share awards became payable at the maximum level and all outstanding stock options vested and became immediately exercisable.

  In 1998, the predecessor BANC ONE committee provided long-term incentive awards in the form of stock options and restricted shares. Target stock incentive award guidelines were established for each executive grade level based on competitive practices within BANC ONE's peer group and the financial industry. In general, stock options granted to executive officers in 1998 vest in three equal installments at the end of the second, third and fourth year of the option term. Restricted shares granted to executive officers in 1998 vest in two equal installments on the third and sixth anniversaries of the grant. During the restricted period, the recipients receive cash dividends and have voting rights on these shares.

  In 1998, the BANC ONE committee made stock option awards to Mr. McCoy based on a subjective evaluation of BANC ONE's performance, similar awards granted by the BANC ONE peer group and BANC ONE's past grant practices. As a result, in 1998 Mr. McCoy received a total of 165,126 non-qualified stock options.

  In early 1997, the predecessor BANC ONE committee established a matrix of specific earnings growth per share ("EPS Growth") and ROA performance levels as the determining mechanism for 1998 restricted stock awards to Messrs. McCoy and Lehmann. The matrix included threshold or minimum performance levels, achievement of which was required for any restricted stock awards to be granted to these individuals. Target restricted stock award levels for each participant were also fixed by the predecessor BANC ONE committee at the beginning of the performance period. Award opportunities were provided as a percentage of the target award based upon achievement of specific EPS Growth and ROA performance levels as set forth in the matrix. In 1997, BANC ONE did not meet its minimum performance threshold. As a result, neither Messrs. McCoy nor Lehmann received a restricted stock award in 1998. However, the predecessor BANC ONE committee felt that shareholder value was significantly enhanced in 1997 by the overall financial results and other activities under the leadership of Mr. McCoy and Mr. Lehmann that were not reflected in BANC ONE's earnings. Therefore, in 1998 BANC ONE made deferred compensation awards to Messrs. McCoy and Lehmann of $3,528,800 and $1,500,000, respectively. The deferred compensation awards are subject to a three-year vesting requirement and are payable after termination of employment.

  In 1996, BANC ONE made three-year performance stock award grants pursuant to BANC ONE's Stock Incentive Plan. These grants were designed to foster management continuity during a critical period (1996-1998). Participation was limited to those senior executives who were expected to make essential contributions to the organization over the performance period, and included 39 participants on December 31, 1998. Participants' awards were based on a pre-established scale of compounded EPS Growth for BANC ONE over the performance period and expressed as a percentage of each participant's target award. Following the completion of the performance period, the Committee concluded that awards would be paid at 100% of each participant's target based on the pre-established scale and the Corporation's EPS Growth for the performance period, adjusted for non-recurring gains and merger-related, restructuring and other charges in 1998. Without these adjustments, no awards would have been payable. Award payments were made in the form of restricted shares of Common Stock with a six-month vesting period.

Other Compensation

  In 1994, BANC ONE introduced a "Split Dollar" life insurance plan covering, among others, the executive officers. Under this plan, which replaced the employee group term life insurance plan for covered officers, BANC ONE will be reimbursed for its contributions to premium cost from each policy's cash value or death benefit.

Stock Ownership Guidelines

  Consistent with the importance of long-term, stock-based incentives and to further ensure that the interests of senior managers are in line with those of stockholders, the Committee established formal stock ownership guidelines for executive management. These guidelines apply to all executive officers and require stock ownership ranging from four to six times the executive's base salary. Executive officers are expected to reach the ownership target within five years.

Conclusion

  Through the new and revised plans for 1999, a majority of the Corporation's executive compensation is linked directly to long-term share price appreciation and other appropriate corporate and individual performance measures. The Committee will continue to review all elements of executive compensation to ensure that they continue to meet the Corporation's business objectives.

                                      Respectfully submitted,
                                      The Organization, Compensation and
                                      Nominating Committee

                                      John R. Hall, Chairman
                                      James S. Crown
                                      Bennett Dorrance
                                      Maureen A. Fay, O.P.
                                      John W. Kessler
                                      Richard A. Manoogian

                               PERFORMANCE GRAPH

  The following graph compares the cumulative total return on the Corporation's Common Stock with the Standard & Poor's 500 Index (the "S&P 500 Index") and the Standard & Poor's Bank Composite Index ("S&P Bank Composite Index"). The S&P 500 Index and the S&P Bank Composite Index are market-capitalization-weighted indices, meaning that companies with a higher market value count more in each index. The S&P Bank Composite Index is comprised of the larger "Major Regional" and "Money Center" banks selected by Standard & Poor's. As of December 31, 1998, the S&P Bank Composite Index included 25 Major Regional and five Money Center banks and bank holding companies. Each of these indices includes the Corporation's Common Stock. The values in the graph show the relative performance of a $100 investment made on December 31, 1993, in the Corporation's Common Stock, the S&P 500 Index and S&P Bank Composite Index.

   Comparison of Five Year Cumulative Total Return(/1/)
   Among the Corporation, S&P 500 Index and S&P Bank Composite Index.(/2/)

[PERFORMANCE GRAPH]

                    1993           1994           1995           1996           1997           1998
  Corporation       100             74            115            149            195            207
  S&P 500           100            101            139            171            228            293
  S&P Bank
   Composite        100             95            151            214            308            329

-------
(1) Assumes $100 invested at December 31, 1993, with quarterly reinvestment of dividends.
(2) At December 31 in each year.

                      COMPENSATION OF EXECUTIVE OFFICERS

Executive Officer Compensation Table

  The following table sets forth the compensation paid, earned or awarded for the years indicated therein, to the Corporation's chief executive officer and its other four most highly compensated executive officers.

                          Summary Compensation Table

                                                                     Long Term Compensation
                                                               ----------------------------------
                                      Annual Compensation              Awards           Payouts
                                  ---------------------------- ----------------------- ----------
                                                       Other                                          All
                                                       Annual  Restricted  Securities                Other
                                                      Compen-    Stock     Underlying     LTIP      Compen-
   Name and Principal              Salary              sation    Awards   Options/SARs  Payouts     sation
        Position          Year      ($)    Bonus ($)   ($)(1)    ($)(2)      (#)(3)      ($)(4)     ($)(5)
   ------------------     ----    -------- ---------- -------- ---------- ------------ ---------- -----------
John B. McCoy...........  1998    $995,000 $2,200,000 $366,075 $        0   165,126    $1,828,474 $ 3,708,241
President and             1997     995,000  1,500,000  345,089  1,079,764   102,623             0   4,116,872
Chief Executive Officer   1996     995,000  1,250,000  334,769  1,017,897   119,370             0     116,217

Verne G. Istock.........  1998     818,270  1,750,000  177,091          0   333,567             0  13,806,873
Chairman of the Board     1997     796,797  1,100,000  131,153          0   281,615       657,628      35,856
                          1996     774,416  1,000,000  297,261    691,431   300,033       163,309       6,000

Richard J. Lehmann......  1998     749,700  1,000,000  139,779          0    82,563     1,166,754   1,563,065
Vice Chairman of the      1997     717,500    900,000   74,472    619,715    61,573             0   3,023,866
Board                     1996     700,000    625,000  125,381    613,416    67,340             0      21,844

David J. Vitale.........  1998     519,616  1,000,000   68,082          0    38,880             0   5,108,136
Vice Chairman of the      1997     499,615    675,000   61,967          0    99,377       711,425      11,241
Board                     1996     481,580    650,000   45,521          0   156,656       516,520      14,822

Richard W. Vague........  1998     689,575    870,000   80,472  1,011,500    90,211             0       2,400
Executive Vice President  1997(6)  333,769    419,344    2,509  2,295,616   440,000             0       2,388
and Head of Credit Card

-------
(1) This column includes the following:

                Name                                                               1998    1997    1996
                ----                                                              ------- ------- -------
      John B. McCoy........... Personal use of company aircraft                   $24,244 $22,913 $33,694
                               Annual club dues                                    25,177  24,628  23,951
      Verne G. Istock......... Moving expenses                                        --      --   98,642
      Richard J. Lehmann...... Moving expenses                                     40,189     --      --
                               Personal use of company aircraft                       --   24,713     --
                               One-time club initiation fees and annual club dues     --   21,445  76,390
      Richard W. Vague........ Personal use of company aircraft                    54,928     --      --

(2) As of December 31, 1998, the total number of outstanding restricted shares and the value of the shares (based upon the $51.0625 per share closing price) were as follows:

           Name                                               Shares   Value
           ----                                               ------ ----------
      John B. McCoy.......................................... 86,152 $4,399,137
      Verne G. Istock........................................      0          0
      Richard J. Lehmann..................................... 57,338  2,927,822
      David J. Vitale........................................      0          0
      Richard W. Vague....................................... 67,001  3,421,239

  Dividends on these shares are payable in cash.

   In February 1996, Mr. Istock received 28,814 restricted shares of First Chicago NBD common stock in connection with the modification of certain prior awards of performance shares originally granted by NBD in 1993 through 1995. These shares vested on December 31, 1996, 1997 and 1998 in the following amounts: 10,851; 12,798; and 5,165. As a result of the Merger and the applicable change in control provisions, the 5,165 restricted shares that would have vested on December 31, 1998, vested as of the effective date of the Merger.

(3) For Messrs. Istock and Vitale, the number of stock options listed in this column represents the sum of new and restorative stock options granted during the year. The number of new stock options granted to Messrs. Istock and Vitale were as follows:

         Name                                            1998    1997    1996
         ----                                           ------- ------- -------
      Verne G. Istock.................................. 106,920 170,100 162,000
      David J. Vitale..................................  38,880  48,600  58,320

   For a description of restorative stock options, see the Organization, Compensation and Nominating Committee Report on Executive Compensation (the "Committee Report") contained herein and footnote (2) to the "Options/SAR Grants in Last Fiscal Year" table on page 20.

(4) The dollar values equal the market value of the Common Stock on the date the payouts of performance share awards were effective. See the discussion included in the Committee Report on page 15.

(5) This column consists of the following:

   a. Deferred Compensation Awards to Messrs. McCoy and Lehmann for 1998 in the amounts of $3,528,800 and $1,500,000; and Special Recognition Awards for 1997 in the amounts of $4,000,000 and $3,000,000, respectively. The 1998 awards are described in the Committee Report on page 15. The 1997 awards recognize the outstanding and significant contributions of BANC ONE's executive management and their extraordinary contributions towards BANC ONE's restructuring efforts.

   b. Payment of shares of Common Stock to Messrs. Istock and Vitale pursuant to performance share awards outstanding at the time of the Merger. Based upon the market value of the Common Stock on the effective date of the Merger, the values of the shares of Common Stock paid to Messrs. Istock and Vitale were $13,769,667 and $5,096,445. Under applicable change in control provisions, outstanding awards became payable as a result of the Merger at the maximum level.

   c. The values of split-dollar life insurance arrangements in the amount of $104,591 and $13,574 for 1998; $106,872 and $13,866 for 1997; and $108,439
    and $14,066 for 1996 for Messrs. McCoy and Lehmann, respectively. The split dollar life insurance program is structured so that all premium payments are returned to the Corporation at the later of (i) the executive attaining age 65 or (ii) the expiration of 15 policy years. In addition to the executive split-dollar policies, Mr. McCoy is covered by a split-dollar arrangement that insures the lives of Mr. McCoy and his wife, the value of which is included above.

   d. Employer matching contributions in the following amounts to the 401(k) and supplemental 401(k) plans in which the named executive officers participated.

                                                           1998    1997    1996
                                                          ------- ------- ------
      John B. McCoy...................................... $74,850 $10,000 $7,778
      Verne G. Istock....................................  37,206  35,856  6,000
      Richard J. Lehmann.................................  49,491  10,000  7,778
      David J. Vitale....................................  11,691  11,241 14,822
      Richard W. Vague...................................   2,400   2,388    --


(6) Mr. Vague's employment with BANC ONE began on June 27, 1997, upon the acquisition of First USA, Inc. ("First USA") by BANC ONE. Amounts disclosed for 1997 reflect compensation earned or awarded on or after that date.

Option Grants Table

  The following table provides information on stock options granted in 1998 to the executive officers named in the Summary Compensation Table. In 1998, First Chicago NBD granted both new and restorative non-qualified stock options ("NQSOs"), and BANC ONE granted both NQSOs and incentive stock options ("ISOs"). All options granted to the named executive officers were NQSOs except for 1,680 ISOs granted to Mr. Vague. No stock appreciation rights ("SARs") were granted, and BANC ONE did not grant restorative options.

                     Option/SAR Grants in Last Fiscal Year

                                          Individual Grants
                         ----------------------------------------------------
                          Number of   Percent of Total
                          Securities    Options/SARs
                          Underlying     Granted to                           Grant Date
                           Options/     Employees in   Exercise or             Present
                         SARs Granted   Fiscal Year    Base Price  Expiration Value ($)
     Name                 (#) (1)(2)        (3)          ($/Sh)       Date       (4)
     ----                ------------ ---------------- ----------- ---------- ----------
John B. McCoy...........   165,126          1.86%        $59.50    05/01/2018 $2,775,768
Verne G. Istock.........   106,920          1.20          48.93    02/13/2008  1,901,038
                            12,215          0.14          46.24    03/13/1998     49,349
                            15,324          0.17          46.24    06/29/2000    144,812
                            21,088          0.24          46.24    06/15/2002    266,341
                            24,569          0.28          46.24    06/20/2004    367,307
                            29,194          0.33          46.24    03/08/2006    474,986
                            24,106          0.27          56.00    03/08/2006    461,871
                            37,774          0.42          56.00    02/14/2007    755,480
                            13,819          0.16          51.27    06/29/2000    123,542
                            19,017          0.21          51.27    06/15/2002    242,086
                            29,541          0.33          51.27    06/20/2004    454,931
Richard J. Lehmann......    82,563          0.93          59.50    05/01/2018  1,387,884
David J. Vitale.........    38,880          0.44          48.93    02/13/2008    691,286
Richard W. Vague........     1,680          0.02          59.50    05/01/2008     27,334
                            88,531          1.00          59.50    05/01/2018  1,488,206

-------
(1) For Mr. Istock, the first line denotes new grants made by First Chicago NBD; all other grants to Mr. Istock were restorative options. One-third of each new option grant by First Chicago NBD was to become exercisable on the first, second and third anniversaries of the grant date, which was February 13, 1998. However, as a result of the Merger and applicable change in control provisions, all options granted in 1998 to Messrs. Istock and Vitale vested and became exercisable upon the Merger.

   The option grants to Messrs. McCoy and Lehmann become exercisable in three equal installments on the second, third and fourth anniversaries of the grant date, which was May 1, 1998. The option grants to Mr. Vague become exercisable as follows: one-fifth on the grant date, May 1, 1998, and one-fifth on each of the first four anniversaries of the grant date.

(2) Restorative Option Feature: The new stock options granted by First Chicago NBD in 1998, 1997 and 1996 and the new stock options granted by First Chicago or NBD that were outstanding at the time of the Merger include a feature which provides for the issuance of restorative options. The restorative feature allows a participant who exercises a stock option during the participant's employment, and who pays all or a part of the exercise price of a stock option with shares of Common Stock held by the participant for at least six months, to receive a restorative option to purchase the number of shares of Common Stock equal to the number of whole shares used by the participant in payment of the stock option's exercise price. Restorative options become exercisable six months after the date of grant. However, all restorative stock options outstanding at the time of the Merger became immediately exercisable. The expiration date of a restorative option is the expiration date of the original stock option to which it relates, and the exercise price is not less than 100% of the fair market value of the Common Stock on the date the restorative option is granted.

   Under the restorative feature of stock options issued by First Chicago, additional restorative options are granted with respect to shares exchanged to pay tax withholding obligations related to the option exercise; the market price of the Common Stock must be at least 25% higher than the exercise price of the outstanding stock option at the time of exercise of the new stock option; and a restorative stock option will not be granted upon the exercise of a restorative stock option.

(3) The percentages shown are based on total options granted in 1998 (both new and restorative options) on 8,895,859 shares of Common Stock.

(4) The grant date present values were determined using the Black-Scholes standard option pricing model based on the following assumptions:

                                                                Dividend               Risk free
   Option Type                Vesting               Duration     Yield   Volatility  Rate of Return
   -----------                -------               --------    -------- ----------  --------------
BANC ONE NQSOs     1/3 at 2, 3 and 4 years          20 years      3.56%       25.74%        5.65%
Vague ISOs         1/5 at 0, 1, 2, 3 and 4 years    10 years      3.56        25.74         5.65
Vague NQSOs        1/5 at 0, 1, 2, 3, and 4 years   20 years      3.56        25.74         5.65

FCNBD NQSOs        1/3 at 1, 2 and 3 years          10 years      2.02        26.10         5.57

FCNBD Restorative             6 months            Remainder of
 Options                                          original term   2.02   26.70-28.62   5.23-5.70

  No adjustments were made in calculating the grant date present value of an option to account for potential forfeiture or the non-transferable nature of the option.

  The actual value of the options will depend on the market value of the Common Stock on the dates the options are exercised. No realization of value from the options is possible without an increase in the price of the Common Stock, which would benefit all stockholders.

1998 Option Exercises and Year-End Option Value Table

  The following table provides information on options exercised in 1998 by the executive officers named in the Summary Compensation Table, the number of unexercised options held at December 31, 1998, and the value of the unexercised in-the-money options held as of that date. No SARs were outstanding at any time during 1998.

              Aggregated Option/SAR Exercises in Last Fiscal Year
                         and FY-End Option/SAR Values

                                                 Number of Securities
                          Shares                Underlying Unexercised     Value of Unexercised
                         Acquired                    Options/SARs        In-the-Money Options/SARs
                            on        Value          at FY-End (#)           at FY-End ($) (1)
                         Exercise   Realized   ------------------------- -------------------------
     Name                   (#)        ($)     Exercisable Unexercisable Exercisable Unexercisable
     ----                --------- ----------- ----------- ------------- ----------- -------------
John B. McCoy...........         0 $         0   270,487      820,453    $ 7,502,040  $14,596,639
Verne G. Istock.........   302,635   4,079,951   447,213            0      3,950,853            0
Richard J. Lehmann......         0           0         0      290,671              0    4,091,563
David J. Vitale.........    46,481   1,416,741   521,114            0     12,420,122            0
Richard W. Vague........ 1,045,000  40,623,761   426,395      468,170     12,100,676    2,292,021

-------
(1) The values are based on the $51.0625 per share closing price of the Common Stock on December 31, 1998, less the exercise price of the options.

Long-Term Incentive Plans--Awards in Last Fiscal Year Table

  The following table provides information on performance share awards made by First Chicago NBD in 1998 to Messrs. Istock and Vitale.

             Long-Term Incentive Plans--Awards in Last Fiscal Year

                                                           Estimated Future
                                                             Performance
                                                       Share Payouts Under Non-
                                          Performance           Stock
                              Number of    or Other       Price-Based Plans
                             Performance Period Until  ------------------------
                               Shares    Maturation or Threshold Target Maximum
   Name                        (#) (1)    Payout (2)      (#)     (#)     (#)
   ----                      ----------- ------------- --------- ------ -------
Verne G. Istock.............   35,640      1998-2001        0    35,640 53,460
David J. Vitale.............   12,960      1998-2001        0    12,960 19,440

-------
(1) Each performance share awarded in 1998 consisted of one share of Common Stock, contingently granted and earned by achievement of certain financial goals. During the performance period, the shares were issued and outstanding and the executive officer had the right to vote the shares and to receive cash dividends.

(2) The performance shares granted in 1998 provided for a four-year performance period commencing January 1, 1998. At the end of this period, the performance shares awarded were to be earned in a stated percentage of the award which would range from 0% to 150% of the original share award. The percentage earned was to be determined based on First Chicago NBD's relative performance on two measures, return on equity and total stockholder return, as compared with that of the peer banking institutions for each year averaged for the four years in the performance period. As a result of the Merger and applicable change in control provisions, all performance shares granted in 1998 were paid at the maximum level.

Pension Plans

  Prior to the Merger, BANC ONE and First Chicago NBD had established separate pension plans for the benefit of their respective employees. Each of these plans continues to be in effect and is described below. In addition, the Corporation maintains separate pension plans for the employees, including Mr. Vague, of First USA, which was acquired by BANC ONE in June 1997.

BANC ONE

 Pension Plan

  Prior to December 31, 1997, BANC ONE had a final average pay defined benefit pension plan (the "Old Plan") for its employees. Contributions to the Old Plan were determined on an actuarial basis for all employees as a group and not individually. Through December 31, 1997, plan benefits were based upon a percentage of final average compensation defined as the average of the highest consecutive five years of eligible compensation (as described below) out of the last ten full plan years, multiplied by the employee's years of credited service, to a maximum of 35 years. The eligible compensation for each employee under the Old Plan equaled base salary, plus 50% of bonuses, overtime, commissions, shift differential and incentive pay paid to each such person, including executive officers, covered by the Old Plan.

  Effective January 1, 1998, BANC ONE adopted the Cash Balance Plan. Under the terms of the Cash Balance Plan, a separate "account" is maintained for each employee participating in the plan. Each year, credits of from 3% to 9% of the participant's covered compensation for that year are made to an account for the participant. Covered compensation includes base pay, any performance-based bonuses, commissions or other incentive pay, overtime and shift differential (up to a Code-imposed maximum of $160,000). The pay credits vary depending upon the participant's age and years of service, as shown in the following schedule:

                                                               Pay
            Age + Years of Service                           Credits
            ----------------------                           -------
               0 to 34.....................................   3.0%
              35 to 44.....................................   3.5%
              45 to 54.....................................   4.5%
              55 to 64.....................................   6.0%
              65 to 74.....................................   7.5%
              75 +.........................................   9.0%

  Interest is credited to participants' accounts at a rate equal to the one-year U.S. Treasury bill rate (subject to a minimum rate of 4.5% per annum). In addition, the Cash Balance Plan provides certain special additional credits for the accounts of participants who had at least five years of service and who were age 45 or older as of January 1, 1998. At the time of normal or early retirement, the accumulated account value of the participant is converted into one of several available forms of lifetime annuities.

  The following table provides the estimated annual benefits payable for life, beginning at normal retirement age (65), for Messrs. McCoy and Lehmann based on years of service through December 31, 1998, and with projected interest credits on cash balances estimated at a rate of 5.5% per annum.

                                                       Year of      Estimated
            Name                                    65th Birthday Annual Benefit
      ----------------                              ------------- --------------
      John B. McCoy................................     2008         $130,000
      Richard J. Lehmann...........................     2009           66,615

  The Internal Revenue Code currently limits the maximum annual benefit payable under the Cash Balance Plan to $130,000. BANC ONE established an unfunded non-qualified pension plan, known as the Cash Balance Restoration Plan, to provide retirement benefits which would have been provided under the normal formulas of the Cash Balance Plan but for the limitations established under the Code. Participants in the BANC ONE Supplemental Executive Retirement Plan (including Messrs. McCoy and Lehmann) are not eligible to participate in the Cash Balance Restoration Plan.

 Supplemental Executive Retirement Plan

  Effective January 1, 1998, BANC ONE adopted a Supplemental Executive Retirement Plan ("SERP") which provides benefits to certain executives who have attained age 55 and completed 10 or more years of service at the time of termination of employment or death. The SERP generally provides retirement benefits at age 65 equal to 60% (reduced for less than 30 years of service) of an executive's average compensation during his or her last five full years of employment. For each full year of employment prior to 1998, compensation will be calculated using the definition set forth in the Old Plan; for 1998 and years subsequent to 1998, compensation will be calculated using the definition set forth in the Cash Balance Plan. Payments under the SERP are reduced by other sources of retirement income, including benefits under the Cash Balance Plan and Social Security. Lesser benefits are available in the event of termination prior to age 65.

  The SERP provides that an eligible employee may retire prior to age 65 with full benefits under the SERP, provided that such employee has total age and years of service equal to or exceeding 85 at retirement. Eligibility for this benefit is limited to participants having a base salary of $250,000 or more as of January 1, 1997, and is contingent upon the employee's execution of and compliance with a non-competition agreement.

  The SERP provides for payment of benefits to be made in the form of a single lump sum or as annuity payments. SERP participants employed at BANC ONE on January 1, 1998, will receive the greater of the benefit provided by the SERP or the benefit that would have been provided by the Old Plan prior to the adoption of the Cash Balance Plan, ignoring limitations established under the Code.

  The following table illustrates the approximate maximum annual benefits payable to a participant under the SERP at various levels of final average compensation and years of service, assuming continuation of the SERP and retirement at age 65:

                                    Credited Years of Service at Age 65 (2) (3) (4)
                            ----------------------------------------------------------------
Final Average Compensation
(1)                          10 yrs.   15 yrs.    20 yrs.    25 yrs.    30 yrs.    35 yrs.
--------------------------  --------- ---------- ---------- ---------- ---------- ----------
    $1,500,000............  $ 283,900 $  433,900 $  583,900 $  733,900 $  883,900 $  932,700
     1,750,000............    333,900    508,900    683,900    858,900  1,033,900  1,089,300
     2,000,000............    383,900    583,900    783,900    983,900  1,183,900  1,245,900
     2,500,000............    483,900    733,900    983,900  1,233,900  1,483,900  1,559,200
     3,000,000............    583,900    883,900  1,183,900  1,483,900  1,783,900  1,872,400
     3,500,000............    683,900  1,033,900  1,383,900  1,733,900  2,083,900  2,185,700

-------
(1) The current eligible compensation that would be used in calculating the final average compensation for Messrs. McCoy and Lehmann is $2,739,665 and $1,649,700.
(2) As of January 1, 1999, the credited years of service for Messrs. McCoy and Lehmann were 32 and 29 years. For purposes of the SERP, the credited years of service for Mr. Lehmann include his service with certain previous employers.
(3) In 1998, annual benefits under the Cash Balance Plan were limited by the Code to a maximum benefit of $130,000, and covered compensation to $160,000. The benefit amount in excess of such limitations will be paid through the SERP.
(4) Benefits set forth in the table are straight life annuity amounts and are not subject to deductions for Social Security or other offset amounts and include benefits payable under the Cash Balance Plan.

First Chicago NBD

 Personal Pension Account Plan

  In general, salaried employees and regular hourly employees (scheduled to work at least 20 hours per week) of designated subsidiaries of First Chicago NBD were eligible during 1998 to participate in First Chicago NBD's Personal Pension Account Plan ("PPAP") upon both attaining age 21 and completing one year of service. The PPAP provides that a participant is 100% vested after completing five years of vesting service; however, all participants became vested on October 2, 1998, under the PPAP's change in control provisions. The PPAP became effective as of January 1, 1997, reflecting the merger of the prior First Chicago and NBD pension plans, the provisions of which were maintained as a minimum benefit entitlement for participants in the former plans whose age plus service (with a minimum of five years) as of December 31, 1996, equaled or exceeded 65.

  After becoming eligible to participate in the PPAP, an employee's PPAP account is credited with a percentage of the employee's covered compensation for the month, as reflected in the following chart. Covered compensation includes base pay, commissions, overtime, shift differential, and certain amounts deducted on a pre-tax basis, plus the employee's annual management incentive award (up to 50% of annual salary at the time of the award).

         Completed Anniversary Years
                 of Service           Percent of Eligible Monthly Pay
           For PPAP Contributions        Credited to PPAP Account
         ---------------------------  -------------------------------
               1- 4...................              3.0%
               5- 9...................              4.0
              10-14...................              5.5
              15-19...................              7.0
              20-24...................              9.0
              25-34...................             12.0
              35-39...................              7.0
              40+.....................              0.0

  Also at the end of each month, the participant's beginning account balance is credited with interest for the month at a rate equal to the one-year U.S. Treasury bill rate plus 1% (subject to a minimum rate of 5.33%). Interest rates are determined on a quarterly basis.

  Generally, an employee who has attained age 65 (with a minimum of five years of vesting service) is entitled to receive annual retirement income (in monthly installments) for life equal to the actuarial equivalent of the employee's balance. Participants may commence a reduced annuity benefit at any earlier age after separation from service, and (with spousal consent) may elect a lump sum payment of their PPAP account balance.

 Supplemental Personal Pension Account Plan

  First Chicago NBD's Supplemental Personal Pension Account Plan ("Supplemental PPAP") was adopted to permit the payment of supplemental benefits to employees whose annual benefits upon retirement under the PPAP would exceed those permitted by the Internal Revenue Code. The Supplemental PPAP provides that if the amount of the annual retirement benefit that would otherwise be payable under the PPAP to a person who has completed five or more years of vesting service is limited by reason of compliance with the Code, such person shall be entitled to a supplemental benefit equal to the difference between the benefit such person receives under the PPAP and the benefit such person would have received if such limitation had not been included. The benefit is payable from the general assets of the Corporation.

 Estimated Annual Benefits Payable to Executive Officers

  The following table provides the estimated annual benefits (including any Supplemental PPAP benefits) payable for life, beginning at normal retirement age (65), for Messrs. Istock and Vitale based on years of service through December 31, 1998, and with projected interest credits on cash balances estimated at a rate of 5.53% per annum.

                                                       Year of      Estimated
            Name                                    65th Birthday Annual Benefit
      ----------------                              ------------- --------------
      Verne G. Istock..............................     2005         $795,220
      David J. Vitale..............................     2011          524,091

First USA

  The Corporation maintains a noncontributory, tax qualified defined benefit, "cash balance" retirement plan (the "First USA Pension Plan") that provides retirement benefits for participating employees. Each year, each participant's cash balance account is credited with an amount equal to 4% of the participant's covered compensation. Covered compensation includes base pay, bonuses, incentive pay, overtime pay and commissions. Interest on account balances is credited to participants' accounts at a rate of 5% per annum. Each participant becomes vested in benefits under the First USA Pension Plan after 5 years of employment. Benefits may be paid under the First USA Pension Plan, subject to limitations and conditions imposed by the Internal Revenue Code, upon a participant's termination of employment, retirement (early, normal or late) or death. The First USA Pension Plan specifies various options that participants may select for the distribution of their accrued balance, including forms of annuity payments and lump sum distributions.

  First USA Supplemental Executive Retirement Plan. The First USA Supplemental Executive Retirement Plan (the "First USA SERP") operates in conjunction with the First USA Pension Plan to provide eligible employees with benefits that cannot be provided under the terms and conditions of the First USA Pension Plan due to Code limitations on the amount of compensation that may be considered under the First USA Pension Plan and Code limitations on the annual benefits that may be provided under the First USA Pension Plan. The estimated aggregate annual benefit under the First USA Pension Plan and the First USA SERP payable for life to Mr. Vague, beginning at normal retirement age (65), based on years of service through December 31, 1998, and with projected interest credits on cash balances at a rate of 5% per annum, is $138,082.

  Management Security Plan. The Management Security Plan (the "MSP") provides supplemental retirement income benefits to members of First USA's management previously selected by the Board of Directors of First USA. The MSP is an unfunded plan and is not designed as a tax-qualified plan. Individuals selected to participate in the MSP are eligible to receive a supplemental monthly retirement allowance in the amount of 100% of final compensation payable for 12 months, and 50% of final compensation payable for the next 108 months, commencing at age 65. Final compensation for this purpose is base salary for the most recently completed calendar year. In addition, a death benefit is provided under the MSP in an amount equal to the actuarial equivalent of an eligible employee's accrued benefit under the MSP at the time of the employee's death. As of December 31, 1998, the annual benefit payable to Mr. Vague (assuming he continues to work to age 65 at the same rate of compensation) under the MSP is $689,575 in the first year and $344,788 in each of the next nine years.

Change of Control and Employment Agreements

  Change of control severance agreements are in effect between the Corporation and certain key executives (including Messrs. Istock and Vitale). These executive change of control agreements (the "Change of Control Agreements") provide, generally, that if an executive officer terminates his employment for any reason during the 30-day period which begins one year after a Change of Control (as defined) or if, during the three years following a Change of Control, the executive's employment is terminated (other than for cause as defined or due to death or disability) or the executive terminates employment for good reason (as defined), the executive will be entitled to receive a severance payment consisting of: (a) the executive's base salary through the date of termination, (b) a proportionate bonus based upon the average bonus paid to the executive with respect to the three fiscal years prior to the date of the Change of Control (the "Average Bonus"), (c) two and one-half times the sum of the executive's base salary and the Average Bonus, and (d) unpaid deferred compensation and vacation pay. The Merger constituted a Change of Control of First Chicago NBD. In addition to the severance payment, upon a covered termination, the executive will also be entitled to a payment having an actuarial present value equal to the additional pension benefits under First Chicago NBD's qualified and supplemental retirement plans that the executive would have received had the executive remained employed for 30 months after the date of termination. The Corporation will also provide the executive with continued medical and welfare benefits coverage for 30 months after the date of termination and with outplacement services. If any amounts payable to an executive under the Change of Control Agreements or otherwise would subject such executive to the excise tax under section 4999 of the Code, the Corporation will make a payment to the executive such that after the payment of all income and excise taxes, the executive will be in the same after-tax position as if no excise tax under section 4999 had been imposed, provided that, if such payments (excluding additional amounts payable due to the excise tax) are not at least $50,000 in excess of the greatest amount that could be paid without giving rise to the excise tax, no additional payments will be made with respect to the excise tax, and the payments otherwise due to the executive will be reduced to an amount necessary to prevent the application of the excise tax.

  The Corporation and Mr. Lehmann are parties to an agreement relating to Mr. Lehmann's benefits under the Old Plan and the SERP, the terms of which were originally set forth in an agreement (the "VNB Agreement") between Mr. Lehmann and Valley National Bank of Arizona (now Bank One, Arizona, N.A.). The agreement provides that, consistent with the VNB Agreement, Mr. Lehmann's retirement benefits under the Old Plan will be the greater benefit as between:
(a) the sum of (i) the frozen accrued benefit under the Retirement Plan for Employees of the Valley National Bank of Arizona plus (ii) the benefit accrued under the Old Plan, recognizing credited service from and after January 1, 1994; or (b) the benefit accrued under the Old Plan recognizing credited service for all eligible periods of employment. Eligible periods of employment include his employment with the Corporation, Valley National Bank of Arizona and Citigroup, Inc., Mr. Lehmann's former employer. Mr. Lehmann's benefits under the SERP will, consistent with the VNB Agreement, be calculated using credited service for all eligible periods of employment, less the amount payable under the Old Plan as calculated in the preceding sentence, and offset by the actual retirement benefits to be received under the retirement plan(s) of Citigroup, Inc. Under certain circumstances, Mr. Lehmann will, consistent with the VNB Agreement, be entitled to receive the greater of the benefit described in the preceding sentence or the benefit calculated and payable under the Valley National Supplemental Retirement Plan. If Mr. Lehmann's employment is terminated due to death or retirement or is terminated by the Corporation for any reason other than gross negligence or malfeasance, Mr. Lehmann will be fully vested in the benefits described in the VNB Agreement. The estimated annual benefit payable to Mr. Lehmann pursuant to the VNB Agreement upon retirement at age 65 is $1,021,451, reduced by the annual retirement benefits received by Mr. Lehmann under the Citigroup, Inc. retirement plan(s).

  Mr. Vague and BANC ONE entered into an employment agreement in June 1997 in anticipation of BANC ONE's acquisition of Mr. Vague's employer, First USA. The agreement provides that during the employment period, which will end on June 27, 1999, Mr. Vague will be entitled to annual salary, bonus and long-term compensation consistent with past practices (as defined) of First USA, and to participate in savings and retirement plans and welfare benefit plans and to receive other perquisites and personal benefits on a basis no less favorable than that applicable to peer executives of the Corporation. The agreement also provided that Mr. Vague would receive options to purchase 300,000 shares of the Corporation's Common Stock and 45,455 restricted shares, in addition to any other stock-based awards that he would receive after the date of the agreement at the time the Corporation made such awards to its other executives. These stock options will vest on December 31, 2000, and have an exercise price equal to the market price on the date of grant. The restricted shares vest on December 31, 2001, but the number of shares that will vest will be reduced if certain specified earnings hurdles for the credit card business are not met. Restricted shares that do not vest in 2001 as a result of reductions for earnings hurdles will vest on December 31, 2006. The agreement includes a non-competition provision, which, as defined, applies to Mr. Vague for one year following his termination of employment. If Mr. Vague's employment is terminated (other than for cause as defined or due to death or disability) or if Mr. Vague terminates his employment for good reason (as defined), Mr. Vague will be entitled to a severance payment equal to Mr. Vague's annual base salary and bonus for the preceding fiscal year prorated for the remainder of the term of the employment period, or the non-compete period, if it extends beyond the date of the employment period. In addition, the stock-based awards granted pursuant to the agreement will be immediately vested, and Mr. Vague will be entitled to welfare and other benefits as if he retired at the end of the term of the agreement.

 TRANSACTIONS WITH DIRECTORS, EXECUTIVE OFFICERS, STOCKHOLDERS AND ASSOCIATES

  Directors and executive officers of the Corporation and their associates were customers of, or had transactions with, the Corporation or the Corporation's banking or other subsidiaries in the ordinary course of business during 1998. Additional transactions may be expected to take place in the future. All outstanding loans to directors, executive officers and their associates, commitments and sales, purchases and placements of investment securities and other financial instruments included in such transactions, were made in the ordinary course of business, on substantially the same terms, including interest rates and collateral, where applicable, as those prevailing at the time for comparable transactions with other persons, and, except for the loan described beginning on page 7, did not involve more than normal risk of collectibility or present other unfavorable features.

All other transactions described below were entered into in the ordinary course of business and on substantially the same terms as those prevailing at the time for comparable transactions with other persons.

  During 1998, subsidiaries of the Corporation paid approximately $166,000 for rent and incidental services pursuant to leases for office space to two real estate partnerships in which REI Investments, Inc. has indirect ownership interests. In 1998, a subsidiary of the Corporation entered into a lease agreement with REI Investments, Inc., to lease real property for a term of ten years commencing March 1, 1999, at an annualized rent of approximately $2,400,000. Thomas E. Reilly, Jr., a director of the Corporation, is a director of and has an indirect equity ownership interest in REI Investments, Inc.

  Alex Shumate, a director of the Corporation, is Office Managing Partner of the Columbus, Ohio, office of Squire, Sanders & Dempsey LLP. The Corporation and its subsidiaries retained Squire, Sanders & Dempsey for legal services in 1998 and will utilize the law firm in 1999. Payments to Squire, Sanders & Dempsey by the Corporation and its affiliates in 1998 did not exceed 5% of the law firm's gross revenues for the year and were comparable to payments that would have been paid by the Corporation and its subsidiaries to non-affiliated persons for similar services.

  On January 22, 1998, John C. Tolleson, a director of the Corporation, sold 2,800,000 shares of BANC ONE common stock to BANC ONE for an aggregate amount of approximately $146,300,000. The shares were acquired by Mr. Tolleson on various dates at an average cost basis of $36.04 per share. The per share purchase price paid by BANC ONE was equal to the closing price of a share of common stock of BANC ONE on the New York Stock Exchange as of the day of purchase, less $0.50.

                        INDEPENDENT PUBLIC ACCOUNTANTS

  The Board of Directors has selected Arthur Andersen LLP ("Andersen") to serve as the Corporation's independent public accountants. Representatives of Andersen will be present at the Annual Meeting to make a statement if they desire to do so and to respond to appropriate questions.

  Prior to the Merger, BANC ONE had engaged Coopers & Lybrand, LLP, now PricewaterhouseCoopers LLP ("PwC"), as its independent public accountant while First Chicago NBD had engaged Andersen. In anticipation of the Merger, a process was initiated to select the independent public accountant for the merged entity. Selection of Andersen as the independent public accountant was recommended to the BANC ONE Audit Committee on July 20, 1998. The BANC ONE Audit Committee approved the selection and so reported to the BANC ONE Board of Directors on July 21, 1998, and PwC was notified that, effective immediately, the firm would no longer be engaged as independent public accountant.

  The PwC audit reports on the consolidated financial statements of BANC ONE for the years ended December 31, 1996 and 1997, respectively, did not contain an adverse opinion or disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principles. During the two fiscal years ended December 31, 1997, and the interim period preceding the change of independent accountants, there were no disagreements between BANC ONE and PwC on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedures, which disagreements, if not resolved to the satisfaction of PwC, would have caused it to make reference to the subject matter of the disagreement in connection with its report. Further, PwC did not advise BANC ONE of any reportable events during the aforementioned time period.

                      SUBMISSION OF STOCKHOLDER PROPOSALS

  Any proposal that a holder of Common Stock intends to present at next year's Annual Meeting of Stockholders must be received by the Corporation, at the address appearing on the first page of this proxy statement, no later than December 8, 1999, in order to be included in the proxy statement and form of proxy relating to that meeting.

                  ANNUAL MEETING ADVANCE NOTICE REQUIREMENTS

  The Corporation's Restated Certificate of Incorporation (the "Certificate") and By-Laws (the "By-Laws") provide that stockholder nominations for election as directors or proposals of other business may be made in compliance with certain advance notice, informational and other applicable requirements. In order to be considered, a stockholder's notice of director nomination or other proposals must be delivered to or mailed and received by the Secretary of the Corporation at One First National Plaza, Chicago, Illinois 60670 at least 60 but no more than 90 days prior to the anniversary date of the Corporation's immediately preceding annual meeting; provided, however, that in the event the annual meeting is more than 30 days before or 60 days after such anniversary date, notice by the stockholder must be delivered not earlier than the close of business on the 90th day prior to the annual meeting and not later than the close of business on the later of the 60th day prior to such annual meeting or the 10th day following the day on which public announcement of the date of such meeting is first made by the Corporation. A shareholder's notice of director nominations or other proposals must contain certain information required by the Certificate and By-Laws. Copies of the Certificate and By-Laws are available upon request made to the Secretary of the Corporation at the above address. The requirements described above do not supersede the requirements or conditions established by the Commission for shareholder proposals to be included in the Corporation's proxy materials for a meeting of stockholders.

                                 OTHER MATTERS

  As of the date of this proxy statement, the Board of Directors of the Corporation does not know of any matters to be presented at the Annual Meeting other than those specifically set forth in the Notice of Annual Meeting of Stockholders. If other proper matters, however, should come before the Annual Meeting or any adjournment thereof, the persons named in the enclosed proxy intend to vote the shares represented by them in accordance with their best judgment in respect to any such matters.

                                 MISCELLANEOUS

  The cost of soliciting proxies will be borne by the Corporation. The solicitation will be primarily by mail. In addition to the use of the mail, some of the officers, directors and regular employees of the Corporation and its subsidiaries may solicit proxies by telephone, telegram or personal interview without additional remuneration therefor. The Corporation intends to reimburse banks, brokerage houses and other institutions, custodians, nominees and fiduciaries for reasonable expenses in forwarding proxy material to their principals. The Corporation has also made arrangements with Georgeson & Company, Inc. to assist the Corporation in soliciting proxies from banks, brokers and nominees and has agreed to pay approximately $20,000 plus expenses for such services.

  Stockholders are urged to sign and date the enclosed proxy and return it as promptly as possible in the envelope enclosed for that purpose. Stockholders of record can also give proxies by calling a toll-free telephone number or by using the Internet. The telephone and Internet voting procedures are designed to authenticate stockholders' identities, to allow stockholders to give their voting instructions and to confirm that stockholders' instructions have been recorded properly. The Corporation has been advised by counsel that the procedures that have been put in place are consistent with the requirements of applicable law. Specific instructions for stockholders of record who wish to use the telephone or Internet voting procedures are included with the enclosed proxy card.

  Properly executed proxies will be voted in accordance with stockholders' directions. If no directions are given, proxies will be voted for the election of directors. The proxy does not affect the right to vote in person at the Annual Meeting and may be revoked at any time prior to the voting at the meeting by submitting a later dated proxy (including a proxy via telephone or the Internet) or by giving written notice of such revocation to the Secretary of the Corporation.

  The First Chicago Center, in which the Meeting will be held, offers special access for people in wheelchairs and headsets for the hearing-impaired. Stockholders who wish to arrange for either of these services are invited to call (312) 732-3150 by Friday, May 14, 1999.

                                             By order of the Board of
                                             Directors,


March 30, 1999                                    Sherman I. Goldberg
                                                  Secretary

                             BANK ONE CORPORATION
    PROXY/VOTING INSTRUCTIONS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
             FOR THE ANNUAL MEETING OF STOCKHOLDERS, MAY 18, 1999

     The undersigned hereby appoints Timothy P. Moen and Susan S. Moody and each of them, as proxies, with full power of substitution, to represent the undersigned and to vote all shares of stock of BANK ONE CORPORATION that the undersigned is entitled to vote at the Annual Meeting of Stockholders of the Corporation to be held on May 18, 1999, and any adjournments thereof, upon all matters that may properly come before the Meeting. This proxy/instructions card when properly executed will be voted in the manner specified by the undersigned stockholder, but if no choice as to the manner of voting the proxy/instructions card is specified, this proxy/instructions card will be voted FOR the election of all nominees for director listed below.

     This card also provides voting instructions for any shares held in the Corporation's dividend reinvestment and stock purchase plan and to the trustees of any 401(k) plan maintained by the Corporation or its subsidiaries for all shares held by such trustees that the undersigned is entitled to vote.

     Your vote for the election of the Directors may be indicated on the other side. The nominees are 1. Bryan, 2. Buschmann, 3. Crown, 4. Dorrance, 5. Fay, 6. Hall, 7. Istock, 8. Jackson, 9. Kessler, 10. Lehmann, 11. Manoogian, 12. McCormick, 13. McCoy, 14. Reilly, 15. Rogers, 16. Shackelford, 17. Shumate, 18. Stratton, 19. Tolleson, 20. Vitale and 21. Walter.

     Please date and sign on the reverse side and return promptly in the enclosed business reply envelope.

     If you are a stockholder of record and do not sign and return a proxy, or vote your shares over the telephone or the Internet, or attend the meeting and vote by ballot, your shares cannot be voted. If your shares are held by the trustees for a plan and your voting instructions are not timely received, the trustees of the plan will cause your shares to be voted in the same manner and proportion as the other shares of the plan for which timely instructions have been received.



                           . FOLD AND DETACH HERE .





                            DIVIDEND DIRECT DEPOSIT

     BANK ONE CORPORATION offers common stockholders the convenience of having dividends electronically deposited without charge into their checking, savings or money market account at most U.S. financial institutions. To obtain an enrollment card, contact First Chicago Trust, a Division of Equiserve, at 1-888-764-5592.

DIVIDEND REINVESTMENT AND STOCK PURCHASE PLAN

     Stockholders can increase their ownership in the Corporation without brokerage commissions or service fees through the Dividend Reinvestment and Stock Purchase Plan. For a prospectus and an enrollment card, contact First Chicago Trust, a Division of Equiserve, at 1-888-764-5592.

[X]  Please mark your vote as in this example.

  This proxy/voting instruction card, when properly executed, will be voted in the manner specified, but if no choice is specified on this card, it will be voted FOR the election of directors.

--------------------------------------------------------------------------------
                                              FOR         WITHHELD
  1. Election of Directors (see reverse)      [_]           [_]

  Except vote withheld from the following nominee(s);


  __________________________________________________________
--------------------------------------------------------------------------------


                              The signer hereby revokes all proxies/instructions heretofore given by the signer to vote at said meeting or any adjournments thereof.


                              Please sign exactly as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.




                              __________________________________________________


                              __________________________________________________
                                 SIGNATURE(S)                       DATE

--------------------------------------------------------------------------------
                           . FOLD AND DETACH HERE .





                     IMPORTANT: PLEASE VOTE AND SIGN YOUR
         PROXY/INSTRUCTION CARD AND RETURN IT IN THE ENVELOPE PROVIDED


                             BANK ONE CORPORATION
                        Annual Meeting of Stockholders
                                 May 18, 1999
                           9:30 A.M. (Chicago Time)
                             First Chicago Center
                           One First National Plaza
                               Chicago, Illinois

BANK ONE common stockholders can now vote their shares either over the telephone or the Internet. This eliminates the need to return the proxy/instruction card.

To vote your shares over the telephone or the Internet you must have your proxy/instruction card and SSN available. The series of numbers that appear in the box above must be used to access the system.

1.  To vote over the telephone:
       On a touch-tone telephone call 1-800-OK2-VOTE (1-800-652-8683) 24 hours a day, 7 days a week.

2.  To vote over the Internet:
       Log on to the Internet and go to the website http://www.vote-by-net.com

Your vote over the telephone or the Internet authorizes the named proxies in the same manner as if you marked, signed, dated and returned your proxy/instruction card.

If you choose to vote your shares over the telephone or the Internet, there is no need for you to mail back your proxy/instruction card.